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                        SECOND AMENDMENT TO THIRD AMENDED
                           AND RESTATED LOAN AGREEMENT


         This Second Amendment to Third Amended and Restated Loan Agreement (the "Amendment") dated as of November 3, 1995, is between Bank of America National Trust and Savings Association (the "Bank") and Ducommun Incorporated (the "Borrower").

                                    RECITALS

         A. The Bank and the Borrower entered into that certain Third Amended and Restated Loan Agreement dated as of January 20, 1995, as amended June 30, 1995 (the "Agreement").

         B. The Bank and the Borrower desire to further amend the Agreement.

                                    AGREEMENT

         1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

         2. Amendments. The Agreement is hereby amended as follows:

         2.1 Paragraph 7.8(b) of the Agreement shall be amended to read in full as follows:

                           "(b) Additional debts incurred with respect to
                  purchase money or capitalized lease obligations for capital expenditures after 9/30/95 not to exceed in outstandings an aggregate principal amount of Three Million Dollars ($3,000,000) at any one time."

         2.2 Paragraph 7.9(i) of the Agreement shall be amended to read in full as follows:

                           "(i) Purchase money Liens securing obligations
                  incurred in connection with purchases or capitalized leases permitted by paragraph 7.8(b), provided that such Liens shall be limited to the item or items being so purchased or leased."

         2.3 The following shall be added to Paragraph 7.11 of the Agreement as new Paragraph 7.11(d):



                                   Exhibit 4.5



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                           "(d) Conversion or exchange of any portion of the
                  Subordinated Debt to common stock of the Borrower, and the payment to the holders of such Subordinated Debt of a premium not exceeding $0.15 for each dollar of such Subordinated Debt, provided that the aggregate payment for all such premiums in any twelve-month period may not exceed One Million Dollars ($1,000,000). Prior to each premium payment, the Borrower shall provide to the Bank a certificate executed by an officer of the Borrower who is authorized to do so, indicating the amount of premium to be paid per dollar of Subordinated Debt that is being converted or exchanged and the aggregate amount of the premium payment, and certifying that, giving effect to the payment of that premium, no defaults exists under this Agreement."

         3. Representations and Warranties. When the Borrower signs this Agreement, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment,
(c) this Amendment is within the Borrower's powers, has been duly authorized, and does not conflict with any of the Borrower's organizational papers, and (d) this Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

         4. Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

         This Amendment is executed as of the date stated at the beginning of this Amendment.

                                            BANK OF AMERICA NATIONAL TRUST
                                            AND SAVINGS ASSOCIATION




                                            By:________________________________
                                               J. Thomas Fagan
                                               Vice President



                              (signatures continue)



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                                            DUCOMMUN INCORPORATED



                                            By:________________________________
                                               Joseph C. Berenato
                                               Executive Vice President, Chief
                                               Operating Officer and Chief
                                               Financial Officer



                                            By:__________________________
                                               James S. Heiser
                                               Vice President and
                                               Secretary



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